AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of this 21st day of May, 2001, among Amplicon, Inc., a California corporation ("Amplicon"), California First National Bancorp, a California corporation ("Bancorp"), and CFNB Merger Sub, a California corporation ("Merger Sub") and wholly owned subsidiary of Bancorp.

WHEREAS, Amplicon desires to create a new holding company structure by merging Merger Sub with and into Amplicon, with (a) Amplicon continuing as the surviving corporation of such merger and (b) each outstanding share (or any fraction thereof) of Amplicon Common Stock being converted in such merger into a like number of shares of Bancorp Common Stock, all in accordance with the terms of this Agreement (the "Merger") and the provisions of the General Corporation Law of the State of California;

WHEREAS, the rights, preferences, privileges and restrictions of the Bancorp Common Stock are the same as those of Amplicon Common Stock;

WHEREAS, the directors and executive officers of Amplicon immediately prior to the Merger will be the directors and executive officers of Bancorp as of the Effective Time;

WHEREAS, Bancorp and Merger Sub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated; and

WHEREAS, the boards of directors of Bancorp, Merger Sub and Amplicon, Amplicon, in its capacity as the sole shareholder of Bancorp, and Bancorp, in its capacity as the sole shareholder of Merger Sub, have approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I MERGER
1.01.	The Merger. In accordance with the provisions of this Agreement and the General Corporation Law of the State of California, at the Effective Time (as defined in Article IV hereof), Merger Sub shall be merged with and into Amplicon, the separate existence of Merger Sub shall cease, and Amplicon shall continue as the surviving corporation (the "Surviving Corporation") under the name Amplicon, Inc.
1.02.	Merger Sub. Upon the consummation of the Merger, the Surviving Corporation shall succeed to and retain, without other transfer, all of the rights and property of Merger Sub, including any and all contracts or agreements under which Merger Sub is a party or beneficiary, and shall be subject to all of the debts, obligations and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of Amplicon and Merger Sub shall be preserved unimpaired; provided, that such rights and liens shall be limited, if at all, in the same manner as in effect immediately prior to the Effective Time; any action or proceeding pending by or against Merger Sub may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.
ARTICLE II ARTICLES OF INCORPORATION; BYLAWS
2.01.	Articles of Incorporation. The Articles of Incorporation of Amplicon, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law.
2.02.	Bylaws. The Bylaws of Amplicon, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.
ARTICLE III DIRECTORS AND OFFICERS
3.01.	Directors. At the Effective Time, the Board of Directors of Amplicon immediately prior to the Effective Time shall be deemed to be the members of the Board of Directors of the Surviving Corporation until their successors are elected and qualified.
3.02.	Officers. At the Effective Time, the officers of Amplicon immediately prior to the Effective Time shall be deemed to be the officers of the Surviving Corporation until their respective successors shall be appointed and qualified.
ARTICLE IV EFFECTIVE TIME OF THE MERGER
As used in this Agreement, the "Effective Time" of the Merger shall mean the date on which this Agreement has been duly filed with the Secretary of State of California.
ARTICLE V CONVERSION
5.01.	Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Bancorp, Merger Sub, Amplicon or the holder of any of the following securities:

(a) Conversion of Amplicon Common Stock. Each share of Amplicon Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Bancorp Common Stock.

(b) Conversion of Common Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Cancellation of Common Stock of Bancorp. Each share of Bancorp Common Stock that is owned by Amplicon immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

(d) Rights of Certificate Holders. From and after the Effective Time, holders of certificates formerly evidencing Amplicon Common Stock shall cease to have any rights as shareholders of Amplicon, except as provided by law; except, however, that such holders shall have the rights set forth in Section 5.02 herein.

5.02.	No Surrender of Certificates. Until thereafter surrendered for transfer or exchange, each outstanding stock certificate that, immediately prior to the Effective Time, evidenced Amplicon Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Bancorp Common Stock into which such shares of Amplicon Common Stock were converted pursuant to the provisions of Section 5.01(a) herein.
5.03.	Assumption of Stock Option Plan. Amplicon maintains its 1995 Equity Participation Plan (the "1995 Plan") and its Amended and Restated Stock Option Plan (the "1985 Plan" and together with the 1995 Plan, the "Stock Option Plans"). As of the Effective Time, Bancorp shall assume the Stock Option Plans and the stock options then outstanding under the Stock Option Plans, and shall assume and agree to perform all obligations of Amplicon pursuant to the Stock Option Plans. As of the Effective Time, each option to purchase a share of Amplicon Common Stock which has been granted and is then outstanding and unexercised under either of the Stock Option Plans ("Existing Stock Option") shall be converted into an option to purchase one share of Bancorp Common Stock at the same exercise price, for the same period and subject to substantially the same terms and conditions as applicable to the relevant Existing Stock Option. Bancorp and Amplicon shall execute, acknowledge and deliver such other documents and take all such other actions as may be necessary or advisable to effect such assumption of the Stock Option Plans and the stock options outstanding thereunder.
ARTICLE VI MISCELLANEOUS
6.01.	Termination. Notwithstanding the approval of this Agreement by the shareholders of Merger Sub and Bancorp, this Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Boards of Directors of Merger Sub, Bancorp and Amplicon.
6.02.	Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof by a writing executed on behalf of such party; and this Agreement may be amended, modified or supplemented in any manner at any time by an agreement in writing executed on behalf of each of the parties hereto; provided, however, that no such waiver, amendment, modification or supplement shall be made which shall change any of the principal terms of this Agreement without the further approval of the shareholders of Merger Sub and Bancorp.
6.03.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
6.04.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same document.

AMPLICON, INC.,

a California corporation

By:Patrick E. Paddon /s/

Name: Patrick E. Paddon

Title: President

By:Glen T. Tsuma /s/

Name: Glen T. Tsuma

Title: Chief Operating Officer and Secretary

CFNB MERGER SUB,

a California corporation

By:Glen T. Tsuma /s/

Name: Glen T. Tsuma

Title: President

By:Glen T. Tsuma /s/

Name: Glen T. Tsuma

Title: Secretary

CALIFORNIA FIRST NATIONAL BANCORP,

a California corporation

By:Patrick E. Paddon /s/

Name: Patrick E. Paddon

Title: President

By:Glen T. Tsuma /s/

Name: Glen T. Tsuma

Title: Secretary

CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Patrick E. Paddon and Glen T. Tsuma certify that:

  They are the President and Secretary, respectively, of Amplicon, Inc., a California corporation (this "Corporation").
  The Agreement of Merger in the form attached was duly approved by the Board of Directors of this Corporation alone without the approval of the shareholders under the provisions of Section 1201 of the California Corporations Code.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.
DATE: May 21, 2001

Patrick E. Paddon /s/

Patrick E. Paddon, President

Glen T. Tsuma /s/

Glen T. Tsuma, Secretary

CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

Glen T. Tsuma hereby certifies that:

  He is the President and the Secretary of CFNB Merger Sub, a California corporation (this "Corporation").
  The Agreement of Merger in the form attached was duly approved by the Board of Directors and sole shareholder of this Corporation.
  The shareholder approval was by the holders of 100% of the outstanding shares of this Corporation.
  There is only one class of shares and the number of shares outstanding is 1,000.
  The required vote of the shareholders of California First National Bancorp has been obtained.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.
DATE: May 21, 2001

Glen T. Tsuma /s/

Glen T. Tsuma, President

Glen T. Tsuma /s/

Glen T. Tsuma, Secretary